Investor Relations Contact: Heather Pribyl 952.540.2095

Buffalo Wild Wings, Inc. Appoints Alexander H. Ware as Chief Financial Officer

Minneapolis, Minnesota, October 24, 2016 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today the appointment of Alexander (Alex) H. Ware as executive vice president and chief financial officer (CFO), effective October 31, 2016. In his role as Buffalo Wild Wings’ CFO, Ware will lead the company’s financial planning and analysis, accounting, tax, treasury, and investor relations departments.

As CFO of PepsiAmericas, Inc. from 2005 until its acquisition by PepsiCo, Inc. in 2010, Ware oversaw strategic planning and analysis, performance management, corporate development/mergers and acquisitions, investor relations, tax and treasury, accounting and control, and internal audit. After PepsiAmericas, Ware was executive vice president of strategic development at Pohlad Companies, a family office with primary holdings in real estate, auto dealerships, Major League Baseball, as well as minority investments, including MicroStar Logistics, the leading provider of kegs and logistics services to craft brewers. Ware joins Buffalo Wild Wings from his current position as executive chairman of MStar Holding Corp., the parent of MicroStar Logistics, and in conjunction with joining Buffalo Wild Wings, he will transition to an MStar Holding Corp. board director.

"We’re excited to welcome a leader of Alex’s caliber to Buffalo Wild Wings and believe that he will contribute significantly to our growth plans," said Sally Smith, president and chief executive officer. "Alex has an extensive background as a large, public company CFO in the food and beverage industry, complemented by his experience in growth management, M&A strategy, and strategic planning. His experience is an ideal fit to join the executive leadership team as we prioritize our capital allocation strategies, execute ongoing cost efficiency plans, and implement our strategic initiatives. This is a pivotal time in Buffalo Wild Wings’ history, and Alex will play an important role in supporting our goal of creating value for all of our shareholders."

“I am honored to join Buffalo Wild Wings and to leverage my diverse leadership experiences and deep financial knowledge to help the Company deliver long-term, profitable growth,” Ware said. “I look forward to working closely with Sally and the talented Buffalo Wild Wings team to implement financial strategies that enhance shareholder value and ensure continued success for this iconic brand.”

About Alexander H. Ware
Prior to joining Buffalo Wild Wings, Ware served as executive chairman of MStar Holding Corp. From 2010 to 2015, Ware served as executive vice president (EVP) of strategic development and senior advisor for the Pohlad Companies. From 2005 until its sale in 2010, he served as EVP and chief financial officer of PepsiAmericas, a $5 billion public anchor bottler, operating in 20 U.S. states and 16 countries in Central and Eastern Europe and the Caribbean. Previously, Ware served PepsiAmericas as senior vice president, worldwide planning and corporate development. He began his Pepsi career in 1994 and held several progressive roles with PepsiCo, including strategic planning, mergers and acquisitions, and field finance operations. Prior to PepsiCo, Ware was a management consultant with Booz, Allen and Hamilton. Ware began his career in banking with Manufacturers Hanover Trust (now JP Morgan Chase). He holds an MBA from the Darden School of Business at University of Virginia and a BA in Economics from Hampden-Sydney College. Ware serves on the Board of Directors of MStar Holding Corp., Barfresh Food Group and is a member of the Advisory Council of Stone Arch Capital, LLC.

About the Company
Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,200 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

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